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Exhibit 99.3 - Press Release dated October 13, 1994


FOR IMMEDIATE RELEASE
October 13, 1994


   HUBCO, INC. ANNOUNCES REGULAR CASH DIVIDEND AND STOCK SPLIT
      WHICH INCREASES THE ANTICIPATED PAYOUT 50% FOR 1995.


     UNION CITY, NJ, OCTOBER 13, 1994 -- HUBCO, Inc. (NASDAQ:HUBC), the 10th largest New Jersey based bank holding company, today announced its regular quarterly cash dividend of $5.1 (fifteen cents) per common share, payable December 1, 1994, to stockholders of record November 15, 1994. Additionally, the Board approved a 3 for 2 stock split payable January 14, 1995, to stockholders of record January 3, 1995.

     "This marks the 66th consecutive quarter that HUBCO has paid a dividend and the decision to also declare a stock split reflects our continued confidence in the future of HUBCO. It is our intention to maintain the $.15 (fifteen cents) per share regular quarterly dividend following the stock split which would result in a 50% increase in the cash dividend for 1995," stated HUBCO President and Chief Executive Officer, Kenneth T. Neilson.

     HUBCO also declared a cash dividend of $.36 (thirty-six cents) per share, for the Series A Preferred Stock, payable November 15, 1994, to stockholders of record October 31, 1994. The Series A Preferred Stock was issued in conjunction with the merger of Washington Bancorp. into HUBCO, Inc. which was completed on July 1, 1994.

     Last week HUBCO announced the signing of a Letter of Intent to acquire Shoppers Charge Accounts Co., of Jersey City and the signing of a Definitive Agreement to acquire Jefferson National Bank, headquartered in Passaic, New Jersey. With the consummation of these acquisitions, HUBCO will have completed ten acquisitions in the past four and one half years.

     HUBCO, Inc., with assets of $1.4 billion, owns Hudson United
Bank which operates 45 offices throughout Northern New Jersey and HUB Financial Services, Inc. which provides computer services and Imaged Check Processing Services.